Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of SL Industries, Inc. (a New Jersey Corporation) and its subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of SL Industries, Inc. and its subsidiaries on Forms S-8 (File No. 333-175908, effective July 29, 2011, File No. 333-153026, effective August 14, 2008, File No. 333-73407, effective March 5, 1999, File No. 333-53274, effective June 18, 1996, File No. 333-00269, effective February 6, 1996, File No. 033-65445, effective January 6, 1996, and File No. 033-63681, effective November 13, 1995).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 30, 2012